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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:  December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)              Section 30(f) of the Investment Company Act of 1940             -----------------------------
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1. Name and Address of Reporting Person*  2. Date of Event        4. Issuer Name and Ticker or Trading Symbol
   WAGNER      BRUCE      THOMAS             Requiring Statement     COGENT COMMUNICATIONS GROUP, INC. (COI)
----------------------------------------     (Month/Day/Year)     ------------------------------------------------------------------
   (Last)      (First)       (Middle)                           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                  06/05/02           to Issuer (Check all applicable)      of Original
                                          ------------------------                                         (Month/Day/Year)
   1015 31ST STREET, N.W.                 3. I.R.S. Identification        Director           10% Owner
----------------------------------------     Number of Reporting    -----              -----             ---------------------------
                   (Street)                  Person, if an entity     X   Officer            Other       7. Individual or
                                             (voluntary)            -----              -----                Joint/Group Filing
WASHINGTON     DC              20007                                (give title below) (specify below)      (Check Applicable Line)
----------------------------------------                                                                      X  Form filed by One
(City)       (State)           (Zip)                                VICE PRESIDENT OF SALES                 ---- Reporting Person
                                                                                                                 Form filed by More
                                                                                                            ---- than One Reporting
                                                                                                                 Person
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                                       TABLE I-- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security           2. Amount of Securities          3. Ownership Form:       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     Beneficially Owned               Direct (D) or            (Instr. 5)
                                  (Instr. 4)                       Indirect
                                                                   (I) (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
           *If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                      SEC 1473 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                               Amount                  (D) or
                                    Date      Expir-                           or                      Indirect
                                    Exer-     ation          Title             Number                  (I)
                                    cisable   Date                             of
                                                                               Shares                 (Instr. 5)
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    OPTION (RIGHT TO BUY)         6/5/03 (1)  6/5/12  COMMON STOCK, PAR VALUE  30,000     $2.30        D
                                                         $.001 PER SHARE
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Explanation of Responses:

(1) 25% OF GRANT VESTS ON THE FIRST ANNIVERSARY OF DATE OF GRANT (6/5/02). THE REMAINING PORTION OF THE GRANT VESTS OVER 3 YEARS
FROM THE FIRST ANNIVERSARY OF DATE OF GRANT WITH 4 QUARTERLY VEST EVENTS IN THREE-MONTH INCREMENTS, SUBJECT TO CONTINUED EMPLOYMENT
ON EACH VESTING DATE.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


   /S/ BRUCE T. WAGNER                            6/13/02
   ---------------------------------------     -----------------
   **Signature of Reporting Person             Date
   Bruce T. Wagner

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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